                                                                    EXHIBIT 11.1

                                DOCUMENTUM, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA; UNAUDITED)

                                                    THREE MONTHS   NINE MONTHS
                                                        ENDED         ENDED
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                    ------------- -------------
                                                     1997   1996   1997   1996
                                                    ------ ------ ------ ------
Net Income......................................... $2,027 $1,352 $4,591 $2,751
                                                    ====== ====== ====== ======
Primary shares outstanding:
  Weighted average shares outstanding during the
   period.......................................... 14,341 14,029 14,238 13,689
  Common stock equivalent shares...................    653    894    655    975
                                                    ------ ------ ------ ------
                                                    14,994 14,923 14,893 14,664
                                                    ====== ====== ====== ======
Primary net income per common stock and common
 stock equivalent share (1)........................ $ 0.14 $ 0.09 $ 0.31 $ 0.19
                                                    ====== ====== ====== ======

  Fully diluted earnings per share has been excluded from the presentation since the calculation would result in per share amount equivalent to primary.